Exhibit 99.1

tw telecom Reports Fourth Quarter and Full Year 2012 Results

For 2012 grew revenue 7.6%, Net Income 32.8% and Modified EBITDA1 8.6% compared to 2011 and achieved 36.8% Modified EBITDA margin1 for the year

Delivers Ongoing Industry-Leading Innovation Through New Products and Capabilities

LITTLETON, Colo. - February 11, 2013 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its fourth quarter 2012 financial results, including $377.9 million of revenue, $17.3 million of net income, $138.3 million of Modified EBITDA (“M-EBITDA”), $143.9 million of net cash provided by operating activities and $17.5 million of levered free cash flow3. For the year, the Company reported $1.47 billion in revenue, $76.9 million of net income, $540.6 million of M-EBITDA, $463.7 million of net cash provided by operating activities and $129.7 million of levered free cash flow.

“In 2012, we achieved strong comprehensive financial results while rapidly deploying industry-leading Intelligent Network and advanced Ethernet capabilities,” said Larissa Herda, tw telecom's Chairman, CEO and President. “In 2013, we're further advancing our long-term strategic vision which includes providing customers with unprecedented control and visibility of their network that we believe will accelerate the momentum in our business. We're implementing several growth initiatives including investing in new technologies to drive ongoing innovative capabilities, expanding our sales resources for greater distribution and further automating network functionality for more dynamic customer connectivity. These initiatives are all focused on further driving our revenue growth.”

Highlights for the Year - 2012 compared to 2011

•	Grew total revenue 7.6% year over year compared to 7.4% for 2011

•	Grew enterprise revenue 10.5% year over year compared to 9.4% for 2011

•	Grew data and Internet revenue 15.4% year over year compared to 18.2% for 2011, driven primarily by a 22.4% increase in strategic Ethernet and VPN-based product revenue

•	Grew Net Income 32.8% to $76.9 million in 2012 vs. $57.9 million in 2011, and grew basic earnings per share to $0.51 in 2012 from $0.39 in 2011

•	Grew M-EBITDA 8.6% to $540.6 million representing a 36.8% M-EBITDA margin for 2012 compared to 36.4% in 2011

•	Delivered $129.7 million of levered free cash flow, or 8.8% of revenue in 2012 compared to 6.7% in 2011

Business Trends

     “In 2012, we achieved substantial expansion of our cash flow and net income, and strong revenue and M-EBITDA growth coupled with efficient capital investment,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer. “Our bookings7, or sales, for the quarter grew over both the prior quarter and the same period last year. Sales also grew for the full year over the prior year, although at a lower pace than our 2012 total revenue growth rate. Our focus going into 2013 is to make investments designed to increase our sales growth rate over time,” said Peters.

“Consistent with our comments last quarter, we began increasing the number of sales employees in the quarter to capture growing market demand and greater share. A component of our growth initiatives in 2013 is to further expand our direct and indirect sales force and support resources, which naturally will dampen our M-EBITDA in the near-term as we position ourselves for these growing opportunities.”

Product Innovation and Differentiation

“Our plans for 2013 include further differentiation of our product portfolio,” said John Blount, tw telecom's Chief Operating Officer. “After successfully launching two phases of our Intelligent Network in 2012, we started 2013 with the launch of a unique new Intelligent Network feature. This feature provides proactive notification of network information based on parameters set by customers, which enables greater flexibility and unprecedented visibility to manage their networks.  For 2013 we expect to add additional industry-leading capabilities that will allow us to continue to better serve customers and help win market share.”

Operational Metrics

Revenue churn4 was 0.9% for the current quarter, up from 0.8% in both the prior quarter and the same period last year. Full year 2012 revenue churn was 0.9%, consistent with 2011. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter, which is consistent with both the prior quarter and the same quarter last year and indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had nearly 28,000 customers as of December 31, 2012. Customer churn4 was 0.9% for both the current quarter and prior quarter, down from 1.0% in the same quarter last year. The Company ended the year with approximately 29,000 fiber route miles (of which over 22,000 were metro miles).

The Company also ended the year with 17,948 buildings directly served by its fiber network, reflecting an increase of 497 from ongoing success-based investments as well as an increase of 532 previously connected buildings that were identified during an alignment of key operating systems in 2012.

Capital Investments

Capital investments were $99.6 million for the quarter as compared to the prior quarter of $83.9 million and for the same period last year of $86.6 million.  The increase in the fourth quarter over the other two periods primarily reflects timing of projects, including capacity-driven IP Backbone network upgrades to support data product demand, strategic fiber purchases to extend the Company's network reach and technology investments to enable future capabilities.

For the year, the Company invested $343.4 million in 2012 compared to $342.7 million in 2011, or 23.4% and 25.1% of revenue for each period respectively, with success-based initiatives reflecting the majority of these investments. The Company expects capital investments for 2013 to be approximately $360 to $370 million with the majority tied to new sales opportunities.

Trends and Other

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

The Company expects low first quarter sequential revenue growth due to a $2.2 million fourth quarter customer revenue settlement that will not recur, the negative impact of a first quarter rate decrease for certain taxes and fees billed to customers, and the timing of installations, seasonality, and other items referenced above. The Company also expects M-EBITDA margin to temporarily decline due to the anticipated lower revenue growth rate combined with the impact from its growth initiatives and seasonal cost increases, which includes an estimated $4.0 million sequential cost increase due primarily to the annual resetting of payroll taxes.

Intercarrier compensation revenue represented 2% of total revenue in 2012. Under a November 2011 FCC Order, intercarrier compensation rates are declining over a six-year period that began in July 2012, with the next rate step down to occur in the third quarter of 2013.

On October 2, 2012, the Company completed a private offering of $480 million of 5.375% Senior Notes due 2022, priced at par. The Company may use the net proceeds to settle any Convertible Debentures obligation or for general corporate purposes.

Year over Year Results - Fourth Quarter 2012 compared to Fourth Quarter 2011

Revenue for the quarter was $377.9 million compared to $351.5 million for the fourth quarter last year, representing a year over year increase of $26.4 million or 7.5%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•	$28.4 million increase in revenue from enterprise customers, or 10.4% year over year, driven primarily by data and Internet services

•	$1.3 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals, partially offset by growth in Ethernet services

By product line, the percentage change in revenue year over year was as follows:

•
15.2% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn and repricing. Data and Internet revenue represents 52% of total revenue for the quarter compared to 49% a year ago

•	6.1% increase in voice services, primarily reflecting sales of converged and other voice solutions, and an increase in certain taxes and fees, partially offset by churn

•	5.2% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services which outpaced growth in colocation services

Operating Costs

Operating costs for the quarter increased year over year, primarily as a result of revenue growth, which included increases in network access costs and certain taxes and fees, as well as higher employee-related costs. Operating costs as a percentage of revenue were 42.1% for the quarter compared to 41.6% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.0% in the current quarter compared to 58.5% in the same period last year due to an increase in operating costs discussed above as well as the dilutive impact of growth in certain taxes and fees.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash, stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of an increase in employee-related and regulatory costs, somewhat offset by a reduction in bad debt expense. SG&A costs as a percentage of revenue decreased to 23.1% for the quarter from 23.9% for the same period last year. This primarily reflects lower employee costs and bad debt expense, which declined as a percentage of revenue year over year.

Net Income

Net income was $17.3 million for the quarter compared to $16.4 million from the same period last year, reflecting M-EBITDA growth, offset by an increase in interest expense related to the October financing, and higher depreciation expense. The Company delivered basic earnings per share of $0.11 for both the current quarter and the same period last year.

M-EBITDA and Margins

M-EBITDA grew to $138.3 million for the quarter, an increase of 8.0% from the same period last year primarily as a result of revenue growth. M-EBITDA margin for the quarter was 36.6% as compared to 36.4% for the same period last year, as employee costs and bad debt expense as a percentage of revenue declined year over year somewhat offset by the dilutive impact of the growth in certain taxes and fees.

Sequential Results - Fourth Quarter 2012 compared to Third Quarter 2012

Revenue for the quarter was $377.9 million, as compared to $368.9 million for the third quarter of 2012, an increase of $9.0 million, or 2.4%, representing the 33rd consecutive quarter of sequential growth. Revenue grew due to ongoing enterprise growth. Key changes in revenue included:

•
$9.0 million increase in enterprise revenue, representing 3.1% sequential growth driven primarily by data and Internet services, a $2.2 million customer settlement and an increase in certain taxes and fees

•	$0.4 million increase in revenue from carrier customers, primarily reflecting growth in Ethernet services, offset by churn and repricing for contract renewals

By product line, the percentage change in revenue sequentially was as follows:

•
4.6% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based product sales and other services, a $2.2 million customer settlement, partially offset by churn and repricing

•	1.1% increase in voice services, primarily reflecting an increase in sales of converged solutions and an increase in certain taxes and fees, offset by churn and a reduction in usage

•
Network services were largely unchanged, primarily reflecting churn and repricing for contract renewals mostly in transport services, which outpaced growth in colocation services and an increase in settlements

Operating Costs

Operating costs increased primarily as a result of revenue growth and included higher network access costs and an increase in certain taxes and fees as well as increased employee-related costs, somewhat offset by seasonally lower utility costs. Operating costs were 42.1% of revenue for the quarter and 42.3% for the prior quarter. Modified gross margin for the quarter as a percentage of revenue was 58.0% compared to 57.8% in the prior quarter.

Selling, General and Administrative Costs

SG&A costs increased primarily reflecting an increase in employee-related costs, including commissions and benefits expense, partially offset by a decrease in bad debt expense. SG&A was 23.1% of revenue for the quarter and 22.6% for the prior quarter.

Net Income

Net income was $17.3 million for the quarter, down from $21.0 million in the prior quarter, primarily reflecting an increase in interest expense related to the October financing, and higher depreciation expense primarily resulting from new asset additions, partially offset by a decrease in income tax expense and M-EBITDA growth. The Company delivered basic earnings per share of $0.11 for the quarter compared to $0.14 in the prior quarter.

M-EBITDA and Margins

M-EBITDA was $138.3 million for the quarter, an increase of 1.3% from the prior quarter primarily as a result of revenue growth. M-EBITDA margin was 36.6% for the quarter compared to 37.0% for the prior quarter, reflecting an increase primarily in commissions and other benefits expense as well as the dilutive impact of certain taxes and fees.
tw telecom plans to conduct a webcast conference call to discuss its earnings results on February 12, 2013 at
9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(4) Revenue churn is defined as the average lost recurring monthly billing for the period from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

(7) Bookings are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2013 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales growth, cash flow, growth initiatives, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, the impact of regulatory changes, churn, business trends and fluctuations, taxes and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2011 Annual Report on Form 10-K and in its subsequent 2012 Annual Report on Form 10-K and quarterly reports on Form 10-Q. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2012	2011	Growth %	2012	2011	Growth %
Revenue
Data and Internet services	$197,802	$171,657	15.2%	$746,297	$646,682	15.4%
Voice services	92,062	86,775	6.1%	363,743	338,655	7.4%
Network services	81,014	85,422	-5.2%	330,088	350,709	-5.9%
Service Revenue	370,878	343,854	7.9%	1,440,128	1,336,046	7.8%
Intercarrier compensation	7,015	7,653	-8.3%	30,127	30,845	-2.3%
Total Revenue	377,893	351,507	7.5%	1,470,255	1,366,891	7.6%
Expenses
Operating costs	159,179	146,320		617,553	571,461
Gross Margin	218,714	205,187		852,702	795,430
Selling, general and administrative costs	87,412	83,854		341,423	325,538
Depreciation, amortization and accretion	74,703	72,572		284,292	283,329
Operating Income	56,599	48,761	16.1%	226,987	186,563	21.7%
Interest expense	(21,720)	(15,944)		(68,271)	(64,246)
Debt extinguishment costs	—	—		(77)	—
Non-cash interest expense and deferred debt costs	(6,771)	(6,027)		(25,486)	(23,472)
Interest income	512	102		793	545
Income before income taxes	28,620	26,892	6.4%	133,946	99,390	34.8%
Income tax expense	11,352	10,500		57,058	41,479
Net Income	$17,268	$16,392	5.3%	$76,888	$57,911	32.8%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$218,714	$205,187		$852,702	$795,430
Add back non-cash stock-based compensation expense	476	590		1,904	2,327
Modified Gross Margin	219,190	205,777	6.5%	854,606	797,757	7.1%
Selling, general and administrative costs	87,412	83,854		341,423	325,538
Add back non-cash stock-based compensation expense	6,507	6,133		27,396	25,490
Modified EBITDA	138,285	128,056	8.0%	540,579	497,709	8.6%
Non-cash stock-based compensation expense	6,983	6,723		29,300	27,817
Depreciation, amortization and accretion	74,703	72,572		284,292	283,329
Net Interest expense	21,208	15,842		67,478	63,701
Debt extinguishment costs	—	—		77	—
Non-cash interest expense and deferred debt costs	6,771	6,027		25,486	23,472
Income tax expense	11,352	10,500		57,058	41,479
Net Income	$17,268	$16,392		$76,888	$57,911
Modified Gross Margin %	58.0%	58.5%		58.1%	58.4%
Modified EBITDA Margin %	36.6%	36.4%		36.8%	36.4%

Free Cash Flow:
Modified EBITDA	$138,285	$128,056	8.0%	$540,579	$497,709	8.6%
Less: Capital Expenditures	99,624	86,637	15.0%	343,425	342,731	0.2%
Unlevered Free Cash Flow	38,661	41,419	-6.7%	197,154	154,978	27.2%
Less: Net interest expense	21,208	15,842	33.9%	67,478	63,701	5.9%
Levered Free Cash Flow	$17,453	$25,577	-31.8%	$129,676	$91,277	42.1%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Dec 31, 2012	Sept 30, 2012	Growth %
Revenue
Data and Internet services	$197,802	$189,164	4.6%
Voice services	92,062	91,052	1.1%
Network services	81,014	81,261	-0.3%
Service Revenue	370,878	361,477	2.6%
Intercarrier compensation	7,015	7,457	-5.9%
Total Revenue	377,893	368,934	2.4%
Expenses
Operating costs	159,179	156,195
Gross Margin	218,714	212,739
Selling, general and administrative costs	87,412	83,341
Depreciation, amortization and accretion	74,703	70,726
Operating Income	56,599	58,672	-3.5%
Interest expense	(21,720)	(15,495)
Debt extinguishment costs	—	(77)
Non-cash interest expense and deferred debt costs	(6,771)	(6,330)
Interest income	512	84
Income before income taxes	28,620	36,854	-22.3%
Income tax expense	11,352	15,885
Net Income	$17,268	$20,969	-17.6%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$218,714	$212,739
Add back non-cash stock-based compensation expense	476	473
Modified Gross Margin	219,190	213,212	2.8%
Selling, general and administrative costs	87,412	83,341
Add back non-cash stock-based compensation expense	6,507	6,667
Modified EBITDA	138,285	136,538	1.3%
Non-cash stock-based compensation expense	6,983	7,140
Depreciation, amortization and accretion	74,703	70,726
Net Interest expense	21,208	15,411
Debt extinguishment costs	—	77
Non-cash interest expense and deferred debt costs	6,771	6,330
Income tax expense	11,352	15,885
Net Income	$17,268	$20,969
Modified Gross Margin %	58.0%	57.8%
Modified EBITDA Margin %	36.6%	37.0%

Free Cash Flow
Modified EBITDA	$138,285	$136,538	1.3%
Less: Capital Expenditures	99,624	83,900	18.7%
Unlevered Free Cash Flow	38,661	52,638	-26.6%
Less: Net interest expense	21,208	15,411	37.6%
Levered Free Cash Flow	$17,453	$37,227	-53.1%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended			Twelve Months Ended
	Dec. 31 2012	Sept. 30 2012	Dec. 31 2011	Dec. 31 2012	Dec. 31 2011
Weighted Average Shares Outstanding (thousands)
Basic	148,253	147,973	146,416	147,675	147,247
Diluted (2)	152,311	150,359	148,125	150,059	149,349

Basic Income per Common Share	$0.11	$0.14	$0.11	$0.51	$0.39

Diluted Income per Common Share	$0.11	$0.14	$0.11	$0.50	$0.38

	As of
	Dec. 31 2012	Sept. 30 2012	Dec. 31 2011
Common shares (thousands)
Actual Shares Outstanding	151,397	151,271	149,044
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,573	4,598	4,182
Options (thousands)
Options Outstanding	4,860	5,065	6,674
Options Exercisable	4,169	4,369	4,974
Options Exercisable and In-the-Money	4,169	4,369	3,114

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Dec. 31 2012	Sept. 30 2012	Dec. 31 2011
ASSETS
Cash, equivalents, and short term investments	$974,292	$459,397	$484,919

Receivables	106,770	114,407	104,374
Less: allowance	(7,067)	(7,693)	(8,192)
Net receivables	99,703	106,714	96,182

Prepaid expenses and other current assets	19,164	19,475	17,340
Deferred income taxes	76,160	65,008	65,008
Total other current assets	95,324	84,483	82,348

Property, plant and equipment	4,247,868	4,186,321	4,026,134
Less: accumulated depreciation	(2,755,622)	(2,721,086)	(2,598,922)
Net property, plant and equipment	1,492,246	1,465,235	1,427,212

Deferred income taxes	101,885	123,063	162,535
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	17,578	19,362	17,742
Other assets, net	30,015	22,736	24,594
Total other non-current assets	562,172	577,855	617,565

Total	$3,223,737	$2,693,684	$2,708,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$55,857	$61,819	$52,739
Deferred revenue	45,471	44,413	42,253
Accrued taxes, franchise and other fees	60,844	65,975	66,880
Accrued interest	20,343	7,653	13,934
Accrued payroll and benefits	45,727	40,840	44,284
Accrued carrier costs	30,765	23,988	32,760
Current portion of debt and lease obligations	374,969	369,404	7,733
Other current liabilities	29,163	29,227	31,361
Total current liabilities	663,139	643,319	291,944

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,743	373,743	373,744
Unamortized Discount	(5,643)	(11,168)	(27,057)
Net	368,100	362,575	346,687
Floating rate senior secured debt - Term Loan B, due 1/7/2013	—	—	102,055
Floating rate senior secured debt - Term Loan B, due 12/30/2016	463,019	464,250	467,946
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	428,001	427,905	427,614
5 3/8% senior unsecured notes, due 10/1/2022	480,000	—	—
Capital lease obligations	20,091	17,917	16,251
Less: current portion	(374,969)	(369,404)	(7,733)
Total long-term debt and capital lease obligations	1,384,242	903,243	1,352,820

Long-Term Deferred Revenue	23,177	24,031	22,296
Other Long-Term Liabilities	41,240	36,840	35,445

Stockholders’ Equity	1,111,939	1,086,251	1,005,721

Total	$3,223,737	$2,693,684	$2,708,226

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Holders have the option to require the Company to purchase all or part of the debentures on April 1, 2013, April 1, 2016 or April 1, 2021; or at any time prior to April 1, 2026 to convert the debentures into equity. The Company has the right to redeem the debentures in whole or in part at any time on or after April 6, 2013.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended			Twelve Months Ended
	Dec. 31 2012	Sept. 30 2012	Dec. 31 2011	Dec. 31 2012	Dec. 31 2011
Cash flows from operating activities:
Net Income	$17,268	$20,969	$16,392	$76,888	$57,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	74,703	70,726	72,572	284,292	283,329
Deferred income taxes	4,253	15,329	5,973	48,559	35,756
Stock-based compensation expense	6,983	7,140	6,723	29,300	27,817
Amortization of discount on debt and deferred debt costs and other	6,772	6,407	6,014	25,546	23,388
Changes in operating assets and liabilities:
Accounts receivable, net	7,011	(5,806)	(3,928)	(3,521)	(14,584)
Prepaid expenses and other current and noncurrent assets	1,197	1,226	6,307	1,498	(7,627)
Accounts payable	(1,254)	3,172	(7,320)	(429)	(6,338)
Accrued interest	12,680	(6,239)	6,449	6,393	(1,261)
Accrued payroll and benefits	4,914	165	4,483	1,469	2,566
Deferred revenue, current and noncurrent	204	(41)	495	4,099	11,797
Other current and noncurrent liabilities	9,161	(1,863)	(2,355)	(10,418)	(9,166)

Net cash provided by operating activities	143,892	111,185	111,805	463,676	403,588

Cash flows from investing activities:
Capital expenditures	(97,069)	(83,474)	(86,637)	(338,118)	(340,731)
Purchase of investments	(103,308)	(19,927)	(28,327)	(243,048)	(223,638)
Proceeds from sale of investments	77,748	20,828	25,615	204,629	208,340
Other investing activities, net	(1,963)	(1,178)	(646)	2,566	3,230
Net cash used in investing activities	(124,592)	(83,751)	(89,995)	(373,971)	(352,799)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	3,327	4,307	922	13,462	9,966
Purchases of treasury stock	(1,890)	—	(8,562)	(13,409)	(58,562)
Excess tax (shortfalls) benefits from stock-based compensation	(3)	500	1,385	1,213	1,385
Net proceeds from issuance of debt	470,796	—	—	470,796	—
Retirement of debt obligation	—	(101,518)	—	(101,518)	—
Payment of debt and capital lease obligations	(1,602)	(1,601)	(1,902)	(6,915)	(7,106)

Net cash provided by (used in) financing activities	470,628	(98,312)	(8,157)	363,629	(54,317)

Increase (decrease) in cash and cash equivalents	489,928	(70,878)	13,653	453,334	(3,528)
Cash and cash equivalents at the beginning of the period	316,800	387,678	339,741	353,394	356,922
Cash and cash equivalents at the end of the period	$806,728	$316,800	$353,394	$806,728	$353,394

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$806,728	$316,800	$353,394	$806,728	$353,394
Short term investments	167,564	142,597	131,525	167,564	131,525
Total of cash, equivalents and short term investments	$974,292	$459,397	$484,919	$974,292	$484,919

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,223	$22,009	$9,970	$63,082	$67,566
Cash paid for income taxes, net of refunds	$1,235	$1,508	$218	$7,801	$3,231
Addition of capital lease obligation	$2,555	$426	$—	$5,307	$2,000

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$97,069	$83,474	$86,637	$338,118	$340,731
Addition of capital lease obligation	2,555	426	—	5,307	2,000
Total capital expenditures	$99,624	$83,900	$86,637	$343,425	$342,731

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2011				2012
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Buildings (2) (3)	13,742	14,311	14,872	15,438	15,905	16,367	16,919	17,948
Headcount
Total Headcount	2,985	3,071	3,065	3,051	3,059	3,089	3,087	3,147
Sales Associates	564	553	564	555	551	546	543	574
Customers
Total Customers	27,234	27,322	27,376	27,509	27,495	27,569	27,699	27,966

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.

(3)	Q4 2012 building additions include an increase of 532 previously connected buildings identified during alignment of key operating systems.